Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-191520, 333-191521, 333-196198, 333-205903 and 333-214599) and on Form S-3 (Nos. 333-196374, 333-215284 and 333-218229) of Cancer Genetics, Inc. of our report dated April 2, 2018, relating to the consolidated financial statements of Cancer Genetics, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K of Cancer Genetics, Inc. for the year ended December 31, 2017.

/s/ RSM US LLP

New York, New York
April 2, 2018